AXA Equitable Life Insurance Company
                          1290 Avenue of the Americas
                               New York, NY 10104


                                                                    Sun-Jin Moon
                                                                  Vice President
                                                                     and Counsel
                                                                  (212) 314-2120
                                                             Fax: (212) 707-1791
                                                                  LAW DEPARTMENT
June 17, 2010

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

         Re: AXA Equitable Life Insurance Company (the "Company"); Registration Statement on Form N-6, Reg. No. 333-103199
                  (the "Registration Statement");
                  Post-Effective Amendment No. 25 to the Registration Statement, filed June 17, 2010 (the "Amendment").

Ladies and Gentlemen:

     The Company hereby acknowledges that:

     o The Company is responsible for the adequacy and accuracy of the disclosure in the Amendment and the Registration Statement;

     o Comments by the staff of the Securities and Exchange Commission (the "Commission") or changes to disclosure in response to staff comments on the Amendment do not foreclose the Commission from taking any action with respect to the Amendment or the Registration Statement;

     o The Company may not assert staff comments as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

Please contact the undersigned at (212) 314-2120 if you have any questions or comments.

                                        Respectfully submitted,

                                        AXA Equitable Life Insurance Company



                                        By: /s/ Sun-Jin Moon
                                        --------------------------------
                                        Sun-Jin Moon